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                            CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into as of April 1, 1996, by and between Polish Telephones and Telephones
Corporation, a Texas corporation whose corporate offices are at 433 E. Las Colinas Blvd., Suite 815, Irving, Texas 75039 (the "Company"), and Roy Abraham Varghese of 2926 Berkshire Drive, Mesquite, Texas 75150 (the "Consultant").

     WHEREAS, the Company is engaged in the manufacture and sale of telecommunications equipment; and

     WHEREAS, the Consultant is capable of providing business and management consulting services and is willing to provide the services desired by the Company;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

                                 ARTICLE I
                       MANAGEMENT CONSULTING SERVICES

     1.1 GENERAL DUTIES. During the term of this Agreement, the Consultant shall on a best efforts basis provide consulting services to the Company relating to strategic and management matters involving the Company, including, but not limited to, the following:

     (a) consultation regarding strategic marketing and financial planning for the Company;
     (b) assistance with legal and management affairs related to the operations of the Company;
     (c) review and analysis of the financial condition, results of operations and cash flows of the Company;
     (d) analysis and consultation regarding business strategy of the Company;

                                 ARTICLE II
                                COMPENSATION

     2.1 FEE TO CONSULTANT. As compensation for the Consultant's services hereunder, the Company shall pay to the Consultant a retainer of $1,000.00 per month during the term of this Agreement commencing on January 1, 1996. Such compensation shall be paid in full on the 1st day of each month.


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     2.2  TAXES.  The Consultant shall be responsible for any and all income or withholding taxes applicable to the fees paid to Consultant hereunder.

     2.3 COMPENSATION FOR SERVICES IN 1995. Consultant provided the Company with the services listed in 1.1 from June 1995 to December 1995 and accordingly shall be additionally paid a fee of $1,000 for each month from June 1995 to December 1995.

                                ARTICLE III
                            TERM AND TERMINATION

     3.1 TERM. This Agreement shall be effective upon the date hereof and shall continue in force for an initial term of one year, unless earlier terminated in accordance with Section 3.2. Thereafter, this Agreement shall be automatically renewed for two year periods, unless terminated in accordance with Section 3.2.

     3.2 TERMINATION. This Agreement shall be terminated upon the earliest to occur of the following: (a) upon the written agreement of the parties hereto to terminate or (b) upon the end of the then current term if the Company gives written notice to Consultant that this Agreement shall not be renewed.

     3.3 RETURN OF RECORDS. Upon termination of this Agreement for any reason, the Consultant shall return to the Company all records, documents, information and data (including data stored in computers), and all copies of the foregoing, that relate to the Company.

                                 ARTICLE IV
                             GENERAL PROVISIONS

     4.1 INDEMNIFICATION. Each party agrees to indemnify, defend and hold the other harmless from any and all claims, actions, damages, liabilities, cost and expenses, including reasonable attorneys' fees and expenses and including claims of third parties, arising out of or relating to such indemnitor's performance under this Agreement. This indemnity shall not apply unless the party claiming indemnification informs the indemnitor as soon as practicable of any claim or action giving rise to such indemnity and gives the indemnitor full opportunity to control the response to, and defense and settlement of, such claim or action. The indemnification rights provided under this Section 4.1 are in addition to all other rights or remedies that an indemnified party may have at law, in equity or otherwise.

     4.2 LIABILITY LIMITATION. In no event shall either party be liable hereunder for punitive damages or for indirect or


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consequential damages including, without limitation, lost profits of any party, including third parties.

     4.3 RELATIONSHIP OF PARTIES. It is the express intention and understanding of the Company and the Consultant that the relationship of the Consultant to the Commpany shall be at all times that of an independent contractor, with the Consultant having full and complete liberty to use his own free and uncontrolled will, judgment and discretion as to the method and manner of performing the obligations of the Consultant hereunder. Nothing herein contained or done pursuant to this Agreement shall constitute the Consultant a partner or joint venturer of the Company.

     4.4 NOTICES. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered personally, by commercial messenger service or by registered or certified mail, postage prepaid, to the other party at the following address or to such other address as either party shall provide to the other party in writing in accordance with this Section 4.6:

                If to the Consultant:
                  Roy Abraham Varghese
                  2926 Berkshire Drive
                  Mesquite, Texas 75150

                If to the Company:
                  433 E. Las Colinas Blvd., Suite 815
                  Irving, Texas 75039

     4.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, all of which together shall constitute one and the same instrument.

     4.6 BINDING AGREEMENT; ASSIGNMENT. This Agreement shall be binding on, and inure to the Company and the Consultant and their respective representatives, successors and assigns, but neither this Agreement nor any of the rights, interests of obligations herunder shall be assigned or delegated by either of the Company or the consultant, whether by operation of law or otherwise, without the prior written consent of the other party, nor is this Agreement intended to confer upon any other person other than the Company and the Consultant any rights or remedies hereunder. Any assignment or delegation in violation of this Agreement shall be null and void.

     4.7 WAIVER. No delay or omission by either party to exercise any right hereunder shall impair such right or be construed as a waiver thereof. All remedies provided for in this Agreement shall be cumulative and in addition to, and not in lieu


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of, any other remedies available to either party at law, in equity or otherwise.

     4.8 SEVERABILITY. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, then each party shall be relieved of its obligations arising under such provision to the extent such provision is declared or found to be illegal, unenforceable or void, and each provision not so affected shall be enforced to the full extent permitted by law.

     4.9 ENTIRE AGREEMENT. This Agreement contains the entire undertanding of the parties relating to the subject matter of this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements and understandings relating to such subject matter. This Agreement cannot be modified, amended or terminated except in writing signed by the party against whom enforcement is sought.

     4.10 GOVERNING LAW; CHOICE OF VENUE. This Agreement shall be governed by, and construed and interpreted in accordance with, the substantive laws of the State of Texas, United States of America, without giving effect to any conflict of laws principle or rule that might result in the application of the laws of another jurisdiction.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                     THE COMPANY:
                                     POLISH TELEPHONES AND MICROWAVE
                                     CORPORATION

                                     By: /s/ GARY PANNO
                                        --------------------------------
                                        --------------------------------
                                        --------------------------------


                                     THE CONSULTANT:
                                     ROY ABRAHAM VARGHESE

                                     By: /s/ ROY A. VARGHESE
                                        --------------------------------



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